EXHIBIT 5.1

[Pillsbury Winthrop Shaw Pittman LLP Letterhead]

May 8, 2009

California Micro Devices Corporation

490 North McCarthy Boulevard, Suite 100

Milpitas, California 95035-5112

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for California Micro Devices Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 200,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 1995 Employee Stock Purchase Plan, as amended (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP